As filed with the Securities and Exchange Commission on February 17, 1999
                                                      Registration No. 333-66431
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                             PRE-EFFECTIVE AMENDMENT
                                    NO. 3 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)
         California                                     6361                                    95-1068610
(State or Other Jurisdiction of             (Primary Standard Industrial                      (I.R.S. Employer
Incorporation of Organization)                Classification Code No.)                      Identification No.)
                                                114 East Fifth Street
                                          Santa Ana, California 92701-4642
                                                   (800) 854-3643
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

             Mark R Arnesen, Esq.                             (Copy to)
                   Secretary                              Neil W. Rust, Esq.
   The First American Financial Corporation                White & Case LLP
             114 East Fifth Street                     633 West Fifth Street
          Santa Ana, California 92701              Los Angeles, California 90071
                (714) 558-3211                              (213) 620-7700
     (Name, Address, Including Zip Code, and Telephone
    Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No._________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No._________

                                          CALCULATION OF REGISTRATION FEE
------------------------------------ ------------------- ------------------- -------------------- -------------------
                                                          Proposed Maximum    Proposed Maximum
 Title of Each Class of Securities      Amount To Be      Aggregate Price    Aggregate Offering       Amount of
         To Be Registered                Registered         Per Unit (1)          Price (1)        Registration Fee
                                                                                                         (2)
------------------------------------ ------------------- ------------------- -------------------- -------------------
------------------------------------ ------------------- ------------------- -------------------- ===================
  Common shares, $1.00 par value      3,000,000 shares        $26.906            $80,718,750           $22,440
==================================== =================== =================== ==================== ===================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common shares registered on the New York Stock Exchange as of October 26, 1998.

(2)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            3,000,000 COMMON SHARES
                   THE FIRST AMERICAN FINANCIAL CORPORATION

Acquisition Consideration               [GRAPHIC OMITTED]

o  This prospectus covers up to
   3,000,000 of our common shares.

o  We may offer these shares from time
   to time as full or partial
   consideration for our acquisition
   of the assets or ownership
   interests of businesses which
   primarily provide real
   estate-related financial and
   informational services.

o  We will negotiate the terms of each
   acquisition transaction with the
   owners  of the  assets or  ownership
   interests  being  acquired at the
   time the particular acquisition
   is undertaken.

Our Business

o  We provide real estate-related
   financial and informational services
   to real property  buyers and mortgage
   lenders.

 Listing

o  The shares offered by this prospectus
   will be listed for trading on the New
   York Stock Exchange.

o  The trading  symbol for our shares on
   the New York Stock Exchange is "FAF."

o  On                    ,   1999,   the
   closing  price of our  shares  on the
   New York Stock Exchange was $ .

Share Price

o We will value the shares issued in a particular acquisition transaction at a price reasonably related to the market value of the shares at one of the following times.

o  When the terms of the particular acquisition transaction are agreed upon.

o  When the particular acquisition transaction closes.

o  During the period or periods prior to the delivery of the shares.

An Investment in Our Company Entails Risk

o Before making an investment in our shares, you should consider carefully the "Risk Factors" set forth beginning on page 1.

-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

                    The date of this prospectus is               , 1999.

(inside cover page)
                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at any of its public reference rooms in the following locations.

                              450 Fifth Street, N.W.
                              Washington, D.C. 20549

                              Seven World Trade Center
                              13th Floor, Suite 1300
                              New York, New York 10048

                              Citicorp Center
                              500 West Madison Street
                              14th Floor, Suite 1400
                              Chicago, Illinois 60661

     You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company, including information concerning its financial performance.

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     o Our Current Reports on Form 8-K dated January 23, 1998, January 27, 1998, March 18, 1998, March 31, 1998, April 7, 1998, June 26, 1998,
           October 22, 1998 and February 10, 1999.

     o The description of our common shares, $1.00 par value, contained in our Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act.

     o The description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with our common shares, contained in our Registration Statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

     o Any additional documents that we file with the SEC between the date of this prospectus and the earlier of the following dates.

                  o The  date  on  which  all  of the  shares  offered  by  this prospectus are resold by the persons or entities who or which acquire them from us.

                  o The date  that is one  year  after  the  last  date on which shares offered by this prospectus are issued by us.

     This prospectus is part of a registration statement on Form S-4 which we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our shares. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings at no cost by writing to us at The First American Financial Corporation, 114 East Fifth Street, Santa Ana, California 92701-4642, Attention: Mark R Arnesen, or by telephoning us at (714) 558-3211.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our company.

Revenues may decline during periods when the demand for our products decreases

     Our revenues decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations.

          o    When long-term mortgage rates are high.

          o    When the long-term mortgage fund supply is limited.

          o    When the United States economy is weak.

         We believe that this trend will recur.

Earnings may be reduced if acquisition projections are inaccurate

     Our earnings have improved since 1991 in large part because of our acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than our title insurance businesses. The success or failure of each of these acquisitions has depended in large measure upon the accuracy of our projections. Our projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

Business interruption, shutdown and liability because of Year 2000 problems

     The following situations could occur as a result of the Year 2000 problem.

          o Our information suppliers may be unable to provide us accurate data in a timely manner.

          o We may be unable to process information in an accurate and timely manner.

          o Our customers may be unable to receive and use our products and services.

     Each of these situations could result in the interruption or shutdown of one or more of our businesses. Additionally, a widespread disruption of telecommunications and utilities as a result of the Year 2000 problem would most likely result in the interruption or shutdown of one or more of our businesses. A business interruption and or shutdown, if prolonged, would most likely result in financial loss, potential regulatory action, harm to our reputation and potential legal liability.

     To the extent we package or use erroneous information resulting from the Year 2000 problem in our products and services, we may incur liability to others. The degree of liability will depend in large measure upon the harm caused and the particular product or service involved. For example, an error in monitoring tax payments for a property under a tax service contract could result in the imposition of a tax lien. That could lead to a foreclosure proceeding against the property, which in turn could result in harm to the property owner and mortgage lender. By way of contrast, in our credit reporting business, we act as a consumer reporting agency when we use data provided by credit bureaus. As such, under the Fair Credit Reporting Act, we have no liability for inaccuracies in information contained in credit reports so long as we use reasonable procedures to assure the accuracy of such information.

     For a discussion of the Year 2000 problem and our plans to address it, please refer to "The First American Financial Corporation--Year 2000 Plan."

Changes in government regulation could prohibit or limit our operations

     Our title insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may adversely affect our financial performance.

                        SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus, any applicable supplement to this prospectus and the documents incorporated by reference into this prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. The following or similar words are intended to identify forward-looking statements in our documents.

         o  "anticipate"

         o  "believe"

         o  "estimate"

         o  "expect"

         o  "objective"

         o  "projection"

         o  "forecast"

         o  "goal"

     Forward-looking statements are based on our management's expectations regarding our future economic performance and take into account only the information currently available. These statements are not statements of historical fact. Various factors could cause our actual results, performance or financial condition to differ materially from the expectations expressed or implied in any forward-looking statements. Some of these factors are listed below.

          o General volatility of the capital markets and the market price of our shares.

          o Changes in the real estate market, interest rates or the general economy.

          o    Our   ability  to  identify   and   complete   acquisitions   and
               successfully integrate businesses we acquire.

          o    Our ability to employ and retain qualified employees.

          o    Our  ability,   and  the  ability  of  our  significant  vendors,
               suppliers and customers, to achieve Year 2000 compliance.

          o Changes in government regulations that are applicable to our regulated businesses.

          o    Changes in the demand for our products.

          o    Degree and nature of our competition.

          o    Consolidation among our customers.

     We qualify all forward-looking statements contained in our documents by these cautionary factors.

                    THE FIRST AMERICAN FINANCIAL CORPORATION

History and Contact Information

     We organized in 1894 as Orange County Title Company, succeeding to the businesses of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, we commenced issuing title insurance policies. In 1986, we began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. We are a California corporation. Our executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642. Our telephone number is (714) 558-3211.

Our Businesses

     Through our subsidiaries, we are primarily engaged in the business of providing real estate-related financial and informational services to real property buyers and mortgage lenders. The following is a list of our major products and services.

         o  Title insurance.

         o  Tax monitoring.

         o  Credit reporting.

         o  Property data services.

         o  Flood certification.

         o  Field inspection services.

         o  Appraisal services.

         o  Mortgage loan servicing systems.

         o  Mortgage document preparation.

         o  Home warranty services.

         o  Investment services.

         o  Trust services.

         o  Thrift services.

Client Base

     Through growth and acquisitions, we believe we have become the United States' largest provider of real estate-related financial and informational services. We sell our services and products to the following, non-exclusive, client base.

         o  The mortgage industry.

         o  Commercial and residential real estate developers.

         o  Home buyers.

Business Segments

     Title Insurance

     Title insurance policies insure the interests of owners and their lenders in the title to real property against loss by as a result of the following.

         o  Adverse claims to ownership.

         o  Defects in title.

         o  Liens.

         o  Encumbrances.

         o  Other matters affecting the title.

     A title policy insures against such matters which exist at the time the policy is issued. In contrast to property and casualty insurers, claim losses are not a major expense of title insurance.

     Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. Matters found which effect title are then excluded from the scope of coverage unless they can be removed to the satisfaction of the title insurer. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants. A title plant is the accumulated data upon which a title insurer relies when conducting title searches and examinations. Through our subsidiary, First American Title Insurance Company and its subsidiaries, we transact our title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, our title insurance operations generated $1.46 billion in operating revenues.

     Real Estate Information Services

     In recent years we have developed a strategy to become a "one-stop" real estate information service company. To that end, in 1991 we acquired one of the largest tax service companies in the United States. In 1995 we acquired one of the largest flood zone determination companies in the United States and one of the largest mortgage credit reporting companies in the United States.

     In general, our real estate information service products generate higher margins than our title insurance products. The majority of pre-tax profits generated from our non-title insurance business is derived from the real estate services business. That business generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of our pre-tax profits in 1997 were derived from our real estate information services businesses. With the exception of our home warranty business, these businesses are not regulated. As a result, they are not subject to the dividend statutes enforceable by the states in which we operate our title insurance and home warranty businesses or by constraints imposed by California on our trust and banking business.

     Our  wholly-owned  subsidiary,   First  American  Real  Estate  Information
Services, Inc. has grown from its tax service origins into a diversified mortgage services company. First American Real Estate Information and its subsidiaries sell services and products to the following, non-exclusive, client base.

         o  Mortgage originators.

         o  Mortgage servicers.

         o  Title companies.

         o  Real estate attorneys.

         o  Consumers.

     The tax service business was established in 1987 to advise mortgage lenders as to the status of tax payments on the real property securing their loans. Now First American Real Estate Information provides the following, non-exclusive, list of real estate information services.

         o  Tax services

         o  Mortgage and other credit reporting services.

         o  Flood zone determinations.

         o  Mortgage loan servicing systems.

         o  Property inspections.

         o  Appraisal services.

         o  Mortgage document preparation.

     The  tax  service  business   includes  real  estate  tax  reporting,   tax
outsourcing and tax certification. The tax service business reports on approximately 13 million properties annually and works with over 22,000 taxing authorities nationwide. Overall, we believe it to be the second largest provider of tax services to the real estate market in the United States.

     The credit reporting business processes over 800,000 mortgage credit reports per month. This makes it the largest provider of mortgage credit reports in the United States. This business has recently expanded to include consumer risk management, providing tenant and pre-employment screening services, business reports, credit scoring tools and personal credit reports to landlords, employers, automobile dealers and consumers.

     We are the leading provider of flood zone determinations in the United States. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 600,000 flood zone determinations per month.

     The property/field services business consists of performing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. Our acquisition in December 1996 of Ward Associates places us among the leaders in this business.

     The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

     In April 1996, we acquired the Excelis Mortgage Loan Servicing System, now known as Excelis, Inc. Excelis is believed to be the only commercially available real-time on-line servicing system that has been developed since 1990. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

     In May 1997, we purchased all of the operations of Strategic Mortgage Services, Inc., other than its flood zone determination business. Strategic Mortgage Services was a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses were integrated into our existing operations. These business included the following.

          o    Strategic Mortgage Services' credit division.

          o    Strategic Mortgage Services' property appraisal division.

          o Strategic Mortgage Services' title division, which provided title and closing services throughout the United States, servicing primarily second mortgage originators.

          o Strategic Mortgage Services' settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry.

          o A controlling interest in one of the largest mortgage document preparation businesses in the United States.

     On January 1, 1998, we entered into a joint venture with Experian Information Solutions, Inc. Under the joint venture, we caused our real estate information service subsidiaries other than Excelis to contribute substantially all of their assets and liabilities to First American Real Estate Solutions LLC, a newly formed entity, in exchange for an 80% ownership interest. Experian in turn transferred substantially all of the assets and liabilities of its Real Estate Solutions division to First American Real Estate Solutions in exchange for a 20% ownership interest. We believe that Experian's Real Estate Solutions division was the nation's foremost supplier of core real estate data. This data consists, among other things, of the following.

         o  Property valuation information.

         o  Title information.

         o  Tax information.

         o  Imaged title documents.

As a result of this joint venture, we believe that First American Real Estate Solutions is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See also our Current Report on Form 8-K, dated January 27, 1998, which is incorporated by reference in this prospectus.

     On April 16, 1998, we acquired Contour Software which supplies mortgage loan origination software to the mortgage industry. Contour offers a complete line of software products for every facet of mortgage lending, from qualification to servicing.

     On June 3, 1998, we acquired Data Tree Corporation, a supplier of database management and document imaging systems to county recorders, other governmental agencies and the title industry. See also our Current Report on Form 8-K, dated March 31, 1998, which is incorporated by reference in this prospectus.

     On July 31, 1998, we acquired ShadowNet Mortgage Technologies, LLC. ShadowNet is a provider of electronic mortgage document preparation and delivery systems and now conducts business under the First American Nationwide Documents brand-name.

     On August 31, 1998, we acquired CIC Inc. CIC provides pre-employment reporting services to private and public employers. CIC's services include the following.

         o  Prior employment verification.

         o  Criminal records searches.

         o  Motor vehicle reports.

         o  Credit reports.

         o  Educational and professional license verification.

         o  Workers' compensation records.

         o  Drug testing.

     On September 30, 1998, we acquired The Registry, Inc., Southcoast Industries, Inc., Trans Registry Corporation, Crim Check America, Inc. and Trans Registry Limited. These businesses provide landlords with data on prospective tenants in order to allow them to better make an informed screening decision. This data typically includes the following.

          o    A  report  of  prior  unlawful   detainer   actions  against  the
               prospective tenant.

          o    An employment verification.

          o    A credit report.

          o    A rental payment history.

     Home Warranty

     We currently own 90.4% of our home warranty business, First American Home Buyers Protection Corporation. The balance is owned by current and former management of that subsidiary. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances, such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. Our home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. Our home warranty business is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

     Trust and Thrift

     Since 1960, we have conducted a general trust business in Southern California. In 1985, we formed First American Trust Company, a banking subsidiary, into which our subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

     In 1988, through First American Title Guaranty Holding Company, a majority owned subsidiary, we acquired First Security Thrift Company. First Security accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by First Security currently range in amount from $20,000 to $1,105,000. The average loan balance is $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. First Security specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of First Security's loans are made on a variable rate basis. The average yield on First Security's loan portfolio as of December 31, 1997, was 11%. First Security's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

Summary Historical Consolidated Financial Data

     The following table sets forth summary historical consolidated financial and other data for the five years ended December 31, 1997 and for the quarterly periods ended September 30, 1997 and 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in our Annual Report on Form 10-K for the year ended December 31, 1997 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each of which is incorporated by reference in this prospectus.



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



---------------------------- ------------------------------------------------------------------------------------------------------

                                                                                                            Nine Months Ended
                                                             Year Ended December 31,                          September 30,
                                 1993          1994           1995            1996            1997        1997           1998
                                 ----          ----           ----            ----            ----        ----           ----
                                                          (Dollars in thousands, except per share data)
Income Statement Data:
Revenues:
   Operating revenues          $1,379,781    $1,356,946       $1,227,185     $1,571,168      $1,860,205  $1,315,053     $2,000,055
   Investment and other
    income                        $18,645       $19,447          $23,031        $26,398         $27,256     $20,046        $62,578
                              -----------   ----------        ----------     ----------      ----------  ---------      ----------
                               $1,398,426    $1,376,393       $1,250,216     $1,597,566      $1,887,461  $1,335,099     $2,062,633

Expenses:
   Salaries and other
    personnel costs              $397,902      $423,328         $431,984       $531,250        $647,750    $467,033       $650,082
   Premiums retained by
    agents                       $504,375      $533,598         $413,444       $516,593        $563,137    $396,114       $552,614
   Other operating expenses      $222,934      $232,532         $257,823       $322,709        $411,319    $290,417       $433,214
   Provision for title
    losses and other claims      $125,588      $110,230          $90,387        $86,487         $90,323     $65,589        $88,889
   Depreciation and
    amortization                  $16,333       $19,796          $20,790        $27,242         $38,149     $25,578        $42,323
   Interest                        $4,419        $6,267           $6,242         $4,796          $9,994      $6,972        $13,412
   Minority interest               $5,267        $2,944           $2,132         $2,624          $3,676      $2,287        $26,163
                              -----------   ----------        ----------     ----------      ----------  ---------      ----------
                               $1,276,818    $1,328,695       $1,222,802     $1,491,701      $1,764,348  $1,253,990     $1,806,697
Income before premium and
  income taxes                   $121,608       $47,698          $27,414       $105,865        $123,113     $81,109       $255,936
Premium taxes                     $17,617       $15,453          $13,627        $16,676         $16,904     $12,555        $15,017
                              -----------   ----------        ----------     ----------      ----------  ---------      ----------
Income before income taxes       $103,991       $32,245          $13,787        $89,189        $106,209     $68,554       $240,919
Income taxes                      $41,900       $13,300           $6,200        $35,600         $41,500     $26,600        $95,000
                              -----------   ----------        ----------     ----------      ----------  ---------      ----------

Income before cumulative
  effect of a change in
  accounting for income           $62,091       $18,945           $7,587        $53,589         $64,709     $41,954       $145,919
  taxes
Cumulative effect of a
  change in accounting for
  income taxes                     $4,200            --               --             --              --          --             --
                              -----------   ----------        ----------     ----------      ----------  ---------      ----------
Net income                        $66,291       $18,945           $7,587        $53,589         $64,709     $41,954       $145,919

Earnings Per Share Data:
Basic (1)(2)                        $1.30         $0.37            $0.15          $1.04           $1.24       $0.81          $2.67
Diluted (1)(2)                      $1.30         $0.37            $0.15          $1.03           $1.21       $0.79          $2.56
---------------------

(1)  Based upon the weighted average number of common shares outstanding.

(2) Adjusted to reflect our 3-for-2 stock split effected January 15, 1998 and our 3-for-1 stock split effected July 17, 1998.


---------------------------- ------------------------------------------------------------------------- ----------------

                                                           December 31,                                 September 30,
                                 1993          1994           1995            1996            1997           1998
                                 ----          ----           ----            ----            ----           ----

                                                   (Dollars in thousands, except per share data)

Balance Sheet Data:
Cash and invested assets         $359,127      $368,999         $340,089       $364,620        $411,014       $651,911
Total assets                     $786,448      $828,649         $873,778       $979,794      $1,168,144     $1,708,894
Notes and contracts payable       $85,022       $89,600          $77,206        $71,257         $41,973       $132,215
Mandatorily  redeemable
 preferred  securities of the
 Company's subsidiary trust
 whose sole assets are the
 Company's  $100,000,000
 8.5%  deferrable  interest
 subordinated debentures
 due 2012                             --            --               --             --        $100,000       $100,000
Total shareholders' equity       $283,718      $292,110         $302,767       $352,465        $411,412       $651,242

Other Data:
Loss ratio                           9.1%          8.1%             7.4%           5.5%            4.9%           4.4%
Cash dividends per
 share(2)                           $0.11         $0.13            $0.13          $0.15           $0.17          $0.16

Ratio of debt to total
  capitalization(3)                  21.5%         22.1%            19.1%          16.0%            7.3%          13.5%

---------------------

(2) Adjusted to reflect our 3-for-2 stock split effected January 15, 1998 and our 3-for-1 stock split effected July 17, 1998.

(3)  Capitalization   includes  minority   interests  and  junior   subordinated
     deferrable interest debentures.

Year 2000 Plan

     What is the Year 2000 Problem?

     Many of today's computer systems identify a particular year on the basis of the last two digits of that year. For the purposes of this discussion, "computer systems" includes information systems generally and devices which rely on imbedded technology, e.g. microprocessors. For example, the year "1998" is recognized by the digits "98." The inability of computer systems to properly recognize a year that begins with "20" instead of "19," if not corrected, may result in the failure of or the production of erroneous results within the computer system. This failure of systems, production of erroneous results and the resulting damages is commonly known as the "Year 2000 Problem."

     How Does the Year 2000 Problem Impact First American?

     We are dependent, to a substantial degree, upon the proper functioning of our computer systems as well as those of our vendors, suppliers and customers. Most of our products and services rely on information and data provided by others. Our principal information and data suppliers are title plant operators, agents, brokers, taxing authorities, recording offices and credit bureaus. Most of this information and data is provided electronically and is dependent on information systems and telecommunications. For example, we rely on governmental agencies to provide title, lien and tax information, and credit bureaus to provide credit and background information. Similarly, we deliver most of our products and services electronically. Our principal customers are mortgage lenders and other financial institutions.

     What is our State of Readiness?

     With the help of an outside consulting firm, we have created a Year 2000 Program Management Office and have adopted the following five-step plan to address the Year 2000 Problem.

         o  Awareness.

         o  Inventory/Assessment.

         o  Renovation.

         o  Testing.

         o  Implementation.

     Our "awareness" phase involves communicating the nature and scope of the Year 2000 Problem to the management of each of the business units described below in order to engender strong management support for its resolution. Our "inventory/assessment" phase involves the identification of our information systems and non-information systems which require renovation or replacement to become Year 2000 compliant. Our "renovation" phase involves the repair and/or replacement of the systems identified in the prior phase. Our "testing" phase involves the testing of repaired and replaced systems. Our "implementation" phase involves the integration of tested systems into our daily operations.

     To implement our plan, we have divided our company into the following "business units."

          o    The reporting regions of the title insurance subsidiaries.

          o The subsidiary companies of our real estate information services business.

          o    Our home warranty subsidiaries.

          o    Our trust and banking subsidiaries.

          o    Our various other subsidiaries.

     The awareness phase will continue throughout 1999. The inventory/assessment phase is substantially complete. However, this phase and the other phases must be revisited each time we acquire a new business.

         December 31, 1998 was the initial target date for completion of renovation. The following progress on the renovation phase had been made as of December 31, 1998.

          o 79% of our business units had completed 80% or more of their renovations.

          o 61% percent of our business units had completed 90% or more of their renovations.

          o 24% had met the target date and completed 100% of their renovations.

     We plan to complete the renovation phase for all business units as soon as practicable.

     Based on our current knowledge, we have established April 30, 1999 as the target date for completion of testing and June 30, 1999 for completion of implementation. In each case, completion of the applicable phase is subject to the limitation noted above for newly acquired businesses. Additionally, a limited number of business units have target dates for renovation, testing and implementation that are later than the general dates described above. We make no assurance that we will be able to meet these target dates.

     Our efforts to survey the Year 2000 readiness of our significant vendors, suppliers and customers continues. To date, we have not received sufficient information from these parties about their Year 2000 plans to predict the outcome of their efforts. Even after responses are received, there can be no assurance that the systems of our significant vendors, suppliers and customers will be timely renovated.

     What will it cost to implement the Year 2000 Plan?

     To date we have incurred expenditures approximating $11 million in implementing our Year 2000 plan. We expect to incur at least an additional $20 million to $30 million in implementing our Year 2000 plan. About half the costs will be for hardware and software replacement and about half will be for labor. The costs for hardware and software will be capitalized and amortized over their estimated useful lives. Labor and other related costs will be expensed as incurred. Our Year 2000 plan costs are being funded through operating cash flow. To date, we have not had to defer any of our information technology plans as a result of our Year 2000 plan.

     Do we have Contingency Plans?

     Company-wide and business unit contingency plans for unexpected systems failures as a result of the Year 2000 Problem were targeted to be in effect by December 31, 1998. The company-wide plan and the contingency plans for eighty-two percent of our business units were complete by December 31, 1998. We are currently working to complete the balance of the business unit contingency plans.

     Review of our Year 2000 Plan

     We engaged a consultant to review our Year 2000 plan. Under the terms of this engagement, the consultant is performing the following services.

          o    Review  of the  operations  of the Year 2000  Program  Management
               Office.

          o    Review of our Year 2000 plan.

          o Review of the implementation of the Year 2000 plan at selected locations.

     From time to time during the review, the consultant is reporting its findings to the Audit Committee of our Board of Directors.

     No Assurances

     The costs to implement our Year 2000 plan and our target dates for completion of the various phases of our Year 2000 plan are based on current estimates. These estimates reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third party renovation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from these estimates.

                              SELLING SHAREHOLDERS

     The holders of the shares issued under this prospectus may reoffer the shares using this prospectus. The selling shareholders may reoffer the shares in transactions on the open market, in negotiated transactions, through the writing of options on such shares or through a combination of such methods of sale. They may reoffer the shares at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both. We will not receive any part of the proceeds from the resale by the selling shareholders of any shares under to this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling shareholders in connection with the registration of the shares being reoffered by the selling shareholders.

     The identity of the selling shareholders, the number of shares to be sold by the selling shareholders and the price per share will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the selling shareholders and the number of shares to be resold may be provided at the time of such transaction by means of a supplement or a post-effective amendment to this prospectus, as applicable.

     The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. We intend to comply with the public disclosure requirements of the Securities Act and the regulations thereunder. Accordingly, Rule 144 or Rule 145 under the Securities Act may be available for use by holders of the shares offered hereby to effect transfers of the shares, subject to compliance with the remaining provisions of such rules.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus will be passed upon for us by White & Case LLP, Los Angeles, California.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       ***

      (outside back cover page)

      o  We have not authorized
         anyone to give you any
         information that differs                             Prospectus
         from the information in this
         prospectus.  If you receive
         any different information,
         you should not rely on it.
                                                        3,000,000 Common Shares
      o  The delivery of this
         prospectus shall not, under
         any circumstances, create an                      [GRAPHIC OMITTED]
         implication that The First
         American Financial
         Corporation is operating
         under the same conditions
         that it was operating under
         when this prospectus was
         written.  Do not assume that
         the information contained in
         this prospectus is correct
         at any time past the date
         indicated.

      o  This   prospectus  does  not
         constitute  an  offer  to  sell,  or
         the solicitation  of an  offer  to
         buy,  any  securities  other  than  the
         securities to which it relates.

      o  This prospectus does not
         constitute an offer to sell,
         or the solicitation of an
         offer to buy, the securities
         to which it relates in any
         circumstances in which such
         offer or solicitation is
         unlawful.


                                                          THE FIRST AMERICAN
         __________________________                      FINANCIAL CORPORATION





      Table of Contents

      Where You Can Find More
      Information; Incorporation by
      Reference....................(i)
      Risk Factors...................1
      Special Note of Caution                      Dated           , 1999
      Regarding Forward-Looking
      Statements.....................2
      The First American Financial
      Corporation....................3
      Selling Shareholders..........14
      Legal Matters.................14
      Experts.......................15

                                     Part II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

     Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California indemnification statute set forth in Section 317 of the California Corporations Code (noted above) is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

     The Restated Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

     The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

     Each of the Registrant's 1996 Stock Option Plan,1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit and Stock Ownership Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any Affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person."

     The Registrant's Deferred Compensation Plan (for purposes of this paragraph, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 dated July 28, 1998.

4.2. Rights   Agreement,   incorporated   by  reference  to  Exhibit  4  of  the
     Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.   Opinion of counsel regarding legality.

23.1. Consent of independent accountants.

23.2. Consent of counsel (contained in Exhibit 5).

24.  Power of Attorney.

Item 23. Undertakings.

     The undersigned Registrant hereby undertakes:

         (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      * * *

                                   Signatures

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on February 17, 1999.


                                    THE FIRST AMERICAN FINANCIAL
                                    CORPORATION



                                    By: /s/ Parker S. Kennedy
                                        ----------------------------------
                                        Parker S. Kennedy, President
                                        (Principal Executive Officer)



      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




      Date: February 17, 1999       By: /s/ D.P. Kennedy
                                        ----------------------------------
                                        D.P. Kennedy, Chairman and Director



      Date: February 17, 1999       By: /s/ Parker S. Kennedy
                                        ----------------------------------
                                        Parker S. Kennedy, President and
                                          Director



      Date: February 17, 1999       By: /s/ Thomas A. Klemens
                                        ----------------------------------
                                        Thomas A. Klemens, Executive Vice
                                        President, Chief Financial Officer
                                        (Principal Financial and Accounting
                                           Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Date: February 17, 1999       By: /s/ George L. Argyros                 *
                                        ---------------------------------------
                                        George L. Argyros, Director

      Date: February 17, 1999       By: /s/ Gary J. Beban                     *
                                        ---------------------------------------
                                        Gary J. Beban, Director

      Date: February 17, 1999       By: /s/ J. David Chatham                  *
                                        ---------------------------------------
                                        J. David Chatham, Director

      Date: February 17, 1999       By: /s/ William G. Davis                  *
                                        ---------------------------------------
                                        William G. Davis, Director

      Date: February 17, 1999       By: /s/ James J. Doti                     *
                                        ---------------------------------------
                                        James L. Doti, Director

      Date: February 17, 1999       By: /s/ Lewis W. Douglas, Jr.             *
                                        ---------------------------------------
                                        Lewis W. Douglas, Jr., Director

      Date: February 17, 1999       By: /s/ Paul B. Fay, Jr.                  *
                                        ---------------------------------------
                                        Paul B. Fay, Jr., Director

      Date: February 17, 1999       By: /s/ Dale F. Frey                      *
                                        ---------------------------------------
                                        Dale F. Frey, Director

      Date: February 17, 1999       By: /s/ Anthony R. Moiso                  *
                                        ---------------------------------------
                                        Anthony R. Moiso, Director

      Date: February 17, 1999       By: /s/ Frank O'Bryan                     *
                                        ---------------------------------------
                                        Frank O'Bryan, Director

      Date: February 17, 1999       By: /s/ Roslyn B. Payne                   *
                                        ---------------------------------------
                                        Roslyn B. Payne, Director

      Date:                         By:
                                        ---------------------------------------
                                        D. Van Skilling, Director

      Date: February 17, 1999       By: /s/ Virginia Ueberroth                *
                                        ---------------------------------------
                                        Virginia Ueberroth, Director

      *By:/s/ Mark R Arnesen
          -------------------
           Mark R Arnesen
           Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number      Description

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 dated
            July 28, 1998.

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.          Opinion of counsel regarding legality (previously filed).

23.1.       Consent of independent accountants (previously filed).

23.2.       Consent of counsel (contained in Exhibit 5) (previously filed).

24.         Power of Attorney (previously filed).